Exhibit 99

NEWS

Contact:	Tom Marder
(301) 380-2553
Thomas.marder@marriott.com

Marriott International Announces 30 Percent Increase in Cash Dividend; Board Also Approves Adoption of Calendar Fiscal Year Beginning in 2013

Bethesda, Md. – May 4, 2012 – Marriott International, Inc. (NYSE: MAR) today announced that its board of directors approved a 30 percent increase in the company’s quarterly cash dividend from ten cents ($0.10) to thirteen cents ($0.13) per share of common stock. The dividend is payable on June 22, 2012 to shareholders of record on May 18, 2012.

The board also approved a resolution changing the company’s fiscal year to a calendar year-end beginning with 2013. During 2012, Marriott is upgrading its accounting and financial reporting tools, which will enable the conversion of the entire organization from a 13-period year to a 12-month accounting calendar. The company believes these changes will allow the simplification of transaction and reporting processes to support future growth. The company will not restate historical results as a part of this change. The company’s fiscal year 2013 will begin on December 29, 2012 and will end on December 31, 2013.

Marriott International, Inc. (NYSE: MAR) is a leading lodging company based in Bethesda, Maryland, USA with more than 3,700 properties in 73 countries and territories and reported revenues of over $12 billion in fiscal year 2011. The company operates and franchises hotels and licenses vacation ownership resorts under 17 brands, including Marriott Hotels & Resorts, The Ritz-Carlton, JW Marriott, Bulgari, EDITION, Renaissance, Autograph Collection, AC Hotels by Marriott, Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, Marriott Executive Apartments, Marriott Vacation Club, Grand Residences by Marriott, and The Ritz-Carlton Destination Club. There are approximately 300,000 employees at headquarters, managed and franchised properties. Marriott is consistently recognized as a top employer and for its superior business operations, which it conducts based on five core values: put people first, pursue excellence, embrace change, act with integrity, and serve our world. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

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